Exhibit 10.22

102 Woodmont Blvd., Suite 610 Nashville, TN 37205 www.meltpharma.com

February 18, 2022

VIA EMAIL: [***]

Dear Mr. Osborne,

Welcome to Melt Pharmaceuticals! We are pleased to extend an offer of employment to you as the Chief Financial Officer. Your start date is effective February 28, 2022. Your compensation will be $335,000 annually, less applicable withholdings, paid bi-weekly. This is a full-time, exempt level position. You will also be eligible to participate in our performance incentive plan with your initial target bonus at 40% of your annual salary amount, paid annually. Any such performance incentive plan and related bonus, which shall be voluntary and not guaranteed, shall be based on a review and multi-factorial assessment of the Company’s condition, which may also include Executive’s performance, and shall be conducted by the Company’s Board of Directors.

Melt Pharmaceuticals, Inc. has an excellent benefits program including comprehensive medical, dental and vision plans. You will be eligible to participate in our medical, dental and vision plans effective April 1, 2022. In addition, you will have a 20 day/160 hour personal time off (PTO) account, which accrues bi-weekly. You will become eligible to participate in our 401(k) plan following six months of employment.

You will be granted an option to purchase 125,000 shares of Melt Pharmaceuticals, Inc. common stock. The stock option granted to you will have a vesting commencement of February 28, 2022 and will be granted at the time a fair market value for Melt’s common stock has been determined by a third party valuation firm and the value has been approved by the Melt Board of Directors. All other details of our stock option plan will be explained to you shortly after any stock option is approved. Your entitlement to any stock options that may be approved is, of course, conditioned upon your signing of the Stock Option Agreement and is subject to its terms and the terms of the Melt Incentive Stock and Awards Plan under which the options are granted.

Melt will also reimburse you for reasonable out-of-pocket expenses incurred in connection with your service as a Chief Financial Officer, including, but not limited to, reasonable travel expenses to the Melt Nashville office while you are based in Virginia, in accordance with the Company’s reimbursement policies.

It is expected and you agree to use your best efforts to relocate to the Nashville, Tennessee area on or around the six-month anniversary of employment.

In consideration of your relocation to Nashville, Tennessee or its vicinity, Melt will provide a stipend of $10,000, which amount will be subject to applicable withholdings and taxes, to cover relocation and temporary housing costs. Should you decide to end your employment with Melt Pharmaceuticals, Inc. within twelve (12) months of your hire date, you will be responsible for reimbursing us the amount paid in relocation and housing costs which repayment of the relocation stipend would be deducted from your final paycheck. If there is an Involuntary Termination (as defined below) of your employment within twelve (12) months of your start date, the stipend will not require repayment.

If at any time after the sixth month anniversary of your start date (1) the Company terminates Executive’s employment without Cause (as defined below and other than as a result of Executive’s death or disability), or (2) Executive resigns employment with the Company for Good Reason (as defined below), and provided in any case such termination or resignation constitutes a “separation from service”, as defined under Treasury Regulation Section 1.409A-1(h) (a “Separation from Service”) (such termination described in (1) or (2), an “Involuntary Termination”), Executive shall be entitled to receive the following severance benefits, subject in all events to Executive’s compliance with the below:

(i) Executive shall receive a severance payment equal to the sum of (1) six (6) months of Executive’s Base Salary in effect on the effective date of Executive’s Involuntary Termination (ignoring any decrease that forms the basis for Executive’s resignation for Good Reason, if applicable) plus (2) the greater of Executive’s (x) Annual Bonus for the calendar year preceding the calendar year in which the Involuntary Termination occurs or (y) target Annual Bonus for the year of Involuntary Termination, which shall be paid in a lump sum on the thirtieth (30th) day following Executive’s Involuntary Termination.

(i) Executive may receive an Annual Bonus, consistent with the first paragraph of this Offer of Employment letter, for the year in which the Involuntary Termination occurs, determined based on actual results for such year and pro-rated for the period of time during such year in which Executive provided services to the Company prior to his Involuntary Termination, which shall be paid in a lump sum in accordance with Company practice for payment of the Annual Bonus, which shall in any event be on or before March 15 of the year following the year in which the Involuntary Termination occurs.

(i) If Executive is eligible for and timely elects to continue Executive’s health insurance coverage under the Company’s group health plans under the Consolidated Omnibus Budget Reconciliation Act of 1985 or the state equivalent (“COBRA”) following Executive’s Involuntary Termination, the Company will pay the COBRA group health insurance premiums for Executive and Executive’s eligible dependents until the earliest of (A) the end of the six (6)-month period following Executive’s Involuntary Termination, (B) the expiration of Executive’s eligibility for the continuation coverage under COBRA, or (C) the date when Executive becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment. For purposes of this Section, references to COBRA premiums shall not include any amounts payable by Executive under a Section 125 health care reimbursement plan under the U.S. Internal Revenue Code. Notwithstanding the foregoing, if at any time the Company determines, in its sole discretion, that it cannot pay the COBRA premiums without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then regardless of whether Executive elects continued health coverage under COBRA, and in lieu of providing the COBRA premiums, the Company will instead pay Executive on the last day of each remaining month in the six (6)-month period following Executive’s Involuntary Termination, a fully taxable cash payment equal to the COBRA premiums for that month, subject to applicable tax withholdings (such amount, the “Health Care Benefit Payment”). The Health Care Benefit Payment shall be paid in monthly installments on the same schedule that the COBRA premiums would otherwise have been paid and shall be equal to the amount that the Company would have otherwise paid for COBRA premiums, and shall be paid until the earlier of (i) expiration of the six (6)-month period following Executive’s Involuntary Termination or (ii) the date when Executive becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment.

Cause: shall mean, with respect to the Executive, the occurrence of any of the following events: (i) such Executive’s commission of any felony or any crime involving fraud, dishonesty or moral turpitude under the laws of the United States or any state thereof; (ii) such Executive’s attempted commission of, or participation in, a fraud or act of dishonesty against the Company; (iii) such Executive’s intentional, material violation of any contract or agreement between the Executive and the Company or of any statutory duty owed to the Company; (iv) such Executive’s unauthorized use or disclosure of the Company’s confidential information or trade secrets; or (v) such Executive’s gross misconduct. The determination that a termination of the Executive’s continuous service is either for Cause or without Cause will be made by the Company.

Good Reason: shall mean the occurrence of any of the following without Executive’s prior written consent: (i) a material reduction in Executive’s Annual Base Salary; (ii) the relocation of Executive to a facility or location that is more than fifty (50) miles from his primary place of employment and such relocation results in an increase in Executive’s one-way driving distance by more than fifty (50) miles; or (iii) a material and adverse change in Executive’s authority, duties, or responsibilities with the Company or a material and adverse change in Executive’s reporting relationship, in each case other than any isolated, insubstantial and inadvertent failure by the Company that is not in bad faith and is cured within ten (10) business days after Executive gives the Company notice of such event, which must be given within ninety (90) calendar days after the event giving rise to the claim of Good Reason occurs Executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder; provided, however, that no event described above shall constitute Good Reason unless (A) Executive gives notice of termination to the Company specifying the condition or event relied upon for such termination within ninety (90) calendar days of the initial existence of such event, and (B) the Company fails to cure the condition or event constituting Good Reason within thirty (30) days following receipt of Executive’s notice of termination (the “Cure Period”). If the Company fails to remedy the condition or event constituting Good Reason during the applicable Cure Period, Executive’s “separation from service” (within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (together with the Treasury regulations and guidance issued thereunder, the “Code”)) must occur, if at all, within ninety (90) days following such Cure Period in order for such termination as a result of such condition or event to constitute a termination for Good Reason.

Please let us know of your decision to join Melt Pharmaceuticals, Inc.by signing this offer letter and returning it to us no later than February 21, 2022 at 5:00 pm ET. This letter sets forth our entire agreement and understanding regarding the terms of your employment with Melt Pharmaceuticals, Inc. and supersedes all prior or contemporaneous agreements, understandings, negotiations or representations, whether oral or written, expressed or implied, on this subject. This letter may not be modified or amended except by a specific, written agreement signed by you and an authorized representative Melt Pharmaceuticals, Inc.

Your offer and employment is contingent upon:

●	Signing and abiding by the Company’s Confidentiality Agreement, Arbitration Agreement and the Proprietary Information and Inventions Assignment Agreement;
●	Successful completion of a routine background check by an outside agency engaged by Melt Pharmaceuticals, Inc. and its subsidiaries to conduct background and reference checking;
●	Successful passage of a drug and alcohol screening test;
●	Licensing or certification requirements;
●	Acceptance of other company policies and procedures, including, but not limited to, our Employee Manual, Code of Business Conduct and Ethics, and Insider Trading Policy.

Your employment with Melt Pharmaceuticals, Inc. will be “at-will.” This means you may resign at any time and for any reason. Likewise, the company may terminate the employment relationship at any time, with or without cause or advance notice. In addition, Melt Pharmaceuticals, Inc. reserves the right to modify your position, duties and/or reporting relationship to meet business needs and to use its discretion in deciding on appropriate discipline. Any change to the at-will employment relationship must be by a specific, written agreement, signed by you and Melt Pharmaceuticals, Inc.

You also must establish your identity and authorization to work as required by the Immigration Reform and Control Act of 1986 (IRCA). Enclosed is a copy of the Employment Verification Form (I-9), with instructions required by IRCA. Please review this document and bring the appropriate original documentation on your first day of work.

To indicate your acceptance of Melt Pharmaceuticals, Inc. offer of employment, on the terms and conditions set forth in this letter, please sign and date this letter in the space provided below and return it to Laura Sherry, at 102 Woodmont Blvd., Suite 610, Nashville, TN 37205 or via email to [***].

We hope your employment with Melt Pharmaceuticals, Inc. will prove mutually rewarding.

Sincerely,

/s/ Larry Dillaha

Dr. Larry Dillaha
Chief Executive Officer

*          *          *

I have read this agreement in its entirety and agree to the terms and conditions of employment described in these documents. I understand and agree that my employment with Melt Pharmaceuticals, Inc. is at-will. Your employment relationship with Melt Pharmaceuticals, Inc. will be subject to the terms and conditions of this letter.

2/21/2022	/s/ Donald Bradford Osborne
Date	Brad Osborne

Page 4 of 4